Exhibit 10.4

EVERTEC, INC.

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, made as of this [__] day of August, 2013 (the “Date of Grant”), by and between EVERTEC, Inc. (the “Company”) and [            ] (the “Participant”).

W I T N E S S E T H

WHEREAS, the Company maintains the EVERTEC, Inc. 2013 Equity Incentive Plan (the “Plan”);

WHEREAS, Section 9 of the Plan authorizes the issuance of restricted stock units with respect to the common shares, par value $0.01 per share, of the Company (“Restricted Stock Units”); and

WHEREAS, in connection with the Participant’s service as a member of the Board, the Company desires to award to the Participant [            ] Restricted Stock Units, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	Basis for Award. This Award is made under the Plan pursuant to Section 9 thereof for services to be rendered to the Company by the Participant as a member of the Board.

2.	Restricted Stock Units Awarded.

(a)	The Company hereby awards to the Participant, in the aggregate, [ ] Restricted Stock Units, which shall be subject to the terms of the Plan and this Agreement. Each Restricted Stock Unit represents the unfunded and unsecured promise of the Company to deliver to the Participant one Common Share on the Settlement Date (as defined below).

(b)	The Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). The Award shall vest and be settled in accordance with Section 3 hereof.

3.

Vesting and Settlement. The Restricted Stock Units shall vest and become non-forfeitable on the first anniversary of the Date of Grant (the “Vesting Date”); provided, that, the Participant is then providing service to the Company. The Company shall issue and deliver to the Participant one Common Share for each vested Restricted Stock Unit (the “RSU Shares”) (and upon such settlement, the Restricted Stock Units shall cease to be credited to the Account) on the sixtieth (60th) day following the Vesting Date (such date, the “Settlement Date”) and upon such settlement the Company shall enter the Participant’s name as a shareholder of record with respect to the RSU Shares on the books of the Company.

4.	Dividend Equivalents. If the Company pays a cash dividend on its outstanding Common Shares for which the Record Date (for purposes of this Agreement, the “Record Date” is the date on which shareholders of record are determined for purposes of paying the cash dividend on Common Shares) occurs after the Date of Grant but prior to the Vesting Date, the Participant shall receive a lump sum cash payment on the Settlement Date equal to the aggregate amount of the cash dividends paid by the Company on a single Common Share multiplied by the number of Restricted Stock Units awarded under this Agreement that are unvested and unpaid as of each applicable Record Date.

5.	Restrictions. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution or as otherwise permitted by the Committee) and may not be subject to lien, garnishment, attachment or other legal process. The Participant acknowledges and agrees that, with respect to each Restricted Stock Unit credited to his Account, the Participant has no voting rights with respect to the Company unless and until such Restricted Stock Unit is settled in RSU Shares pursuant to Section 3 hereof.

6.	Stockholder Agreement. Notwithstanding anything herein to the contrary, in no event will RSU Shares be delivered upon vesting and settlement of the Restricted Stock Units unless and until the Participant executes an Adoption Agreement pursuant to which Participant will become bound by the terms and conditions set forth in that certain Stockholder Agreement, dated April 17, 2012, as may be amended from time to time, by and among the Company and the stockholders of the Company, which in all events shall be within thirty (30) days following the Vesting Date.

7.	Compliance with Laws and Regulations. The issuance and transfer of RSU Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Shares may be listed at the time of such issuance or transfer.

8.	General Assets. All amounts credited to the Participant’s Account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

9.	Rights as Shareholder. Upon and following the Settlement Date, the Participant shall be the record owner of the RSU Shares unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights). Prior to the Settlement Date, the Participant shall not be deemed for any purpose to be the owner of the Common Shares underlying the Restricted Stock Units subject to the Award, other than with respect to the Participant’s right to receive payment pursuant to Section 4 hereof.

10.	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts to be performed therein.

11.	Plan. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the Plan have the same definitions as provided in the Plan. The terms and provisions of the Plan are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, this Agreement shall govern and control.

12.	Taxes. Upon settlement of the Award in accordance with Section 3 hereof, the Participant shall recognize taxable income in respect of the Award and the Company shall report such income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate. The Participant shall be responsible for payment of any taxes due on income in respect of the Award. For purposes hereof, Common Shares shall be valued at Fair Market Value.

13.	Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to him/her at his/her address as recorded in the records of the Company.

14.	Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. If the Participant notifies the Company (with specificity as to the reason therefor) that the Participant believes that any provision of this Agreement would cause the Participant to incur any additional tax or interest under Code Section 409A or the Company independently makes such determination, the Company shall, after consulting with the Participant, reform such provision (or award of compensation or benefit) to attempt to comply with or be exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participant and the Company without violating the provisions of Section 409A. Notwithstanding the foregoing, none of the Company, its Affiliates, officers, directors, employees, or agents guarantees that this Agreement complies with, or is exempt from, the requirements of Code Section 409A and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, such requirements.

15.	No Right to Continued Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or an Affiliate to terminate the Participant’s service.

16.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision shall be severable and enforceable to the extent permitted by law.

17.	Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto.

18.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be binding on the Company and the Participant.

19.	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first set forth above.

EVERTEC, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name: